Pricing Supplement Dated June 19, 2000                 Rule 424(b)(3)
                                                       File Nos. 333-83577
(To Prospectus dated August 3, 1999 and                       333-83577-01
Prospectus Supplement dated October 29, 1999)

SPRINT CAPITAL CORPORATION

Medium-Term Notes--Floating Rate
Unconditionally Guaranteed by Sprint Corporation

Principal Amount:    $250,000,000  Trade Date:              June 19, 2000
Issue Price:             100.000%  Original Issue Date:     June 22, 2000
Initial Interest Rate:   7.11125%  Net Proceeds to Issuer:   $249,375,000
Maturity Date:      June 24, 2002  Agent's Discount or
                                   Commission:                   $625,000
Interest:
     Base Rate:  [ ] Commercial Paper Rate   [ ] Federal Funds Rate  [ ] CD Rate
                [X] LIBOR  [ ] Prime Rate  [ ] Treasury Rate   [ ] Other
     Interest Reset Period: Quarterly with Interest Reset Dates on the
       Interest Payment Dates
     Interest Payment Dates: Each March 22, June 22, September 22, and
       December 22, beginning September 22, 2000.
     Index Maturity: 3 month
     Spread (+/-): + 35 basis points
     Spread Multiplier: N/A
     Maximum Interest Rate: N/A
     Minimum Interest Rate: N/A
Redemption:
     [X] The Notes cannot be redeemed prior to maturity
     [ ] The Notes may be redeemed prior to maturity
     [ ] Redemption with Make Whole Premium
     Initial Redemption Date:
     Initial Redemption Price:        %
     Annual Redemption Price Reduction:         % until Redemption Price is
     100% of the principal amount
Repayment:
     [X] The Notes cannot be repaid prior to maturity
     [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes
     Repayment Date(s):
     Repayment Price(s):               %
Currency:
     Specified Currency: U.S. dollars
     (If other than U.S. dollars, see attached)
     Minimum Denominations:
     (Applicable only if Specified Currency is other than U.S. dollars)
Discount Note:  [ ] Yes    [X] No
Form: [X] Book-Entry    [ ] Certificated

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